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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Feldman Mall Properties, Inc.:

We consent to the use of our report dated March 31, 2006, with respect to the consolidated balance sheets of Feldman Mall Properties, Inc. and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of operations and stockholders’ equity (deficit) and comprehensive income (loss) of the Company for the year ended December 31, 2005 and the period from December 16, 2004 (commencement of operations) to December 31, 2004, the related consolidated statements of operations and owners’ equity (deficit) of Feldman Equities of Arizona, LLC and subsidiaries (the Predecessor) for the period from January 1, 2004 to December 15, 2004 and the year ended December 31, 2003, the related consolidated statement of cash flows of the Company for the year ended December 31, 2005, the related consolidated statement of cash flows of the Company and the Predecessor for the year ended December 31, 2004, and the related consolidated statement of cash flows of the Predecessor for the year-ended December 31, 2003, and our report on the Company’s internal control over financial reporting as of December 31, 2005, which reports appear in the Annual Report on Form 10-K/A of Feldman Mall Properties, Inc. for the year ended December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
June 1, 2006